Cimpress Insider Trading Policy

1. Background and purpose:

1.1 Who is covered by this policy?
This Insider Trading Policy applies to every team member who works for Cimpress and its majority-owned businesses anywhere in the world. Throughout this policy, the following people and entities are collectively referred to as “you”:
•all employees, officers, directors, contractors, and temporary employees of Cimpress and its current and future majority-owned businesses;
•the members of the Board of Directors of Cimpress plc;
•family members of the individuals listed above who live in the same household with any of the individuals listed above and dependent children, no matter where they live, of the individuals listed above; and
•companies, trusts, and other entities over which any of the individuals listed above exercise control, including but not limited to entities of which any such individual is an executive officer, director, trustee, or major shareholder.
1.2 Legal Prohibitions.
Because the ordinary shares of Cimpress plc are traded on the Nasdaq Global Select Market in the United States, you and Cimpress are subject to United States securities laws, including laws prohibiting insider trading. United States securities laws and this policy prohibit:
•Buying, selling, or otherwise trading any company’s securities when you have material, nonpublic information about that company; and
•Disclosing material, nonpublic information to others who might trade on the basis of that information.
These laws impose severe penalties on individuals and companies who violate them, including large fines and jail time.
Cimpress has adopted this Insider Trading Policy in light of these legal requirements, with the goal of helping:
•Prevent violations of the insider trading laws;
•Protect Cimpress and its team members from liability;
•Avoid embarrassing public disclosure of violations;
•Avoid even the appearance of impropriety by those employed by, or associated with, Cimpress; and

•Protect the reputation of Cimpress and its team members.
2. Definitions:
Inside Information means any information that (1) has not been made available to the public or is not known by the public and (2) that a reasonable shareholder would consider important in deciding to buy or sell Cimpress Securities. The following are some examples of things that could be considered Inside Information if they have not yet been disclosed publicly (but these are examples only, not an exhaustive list):
•Financial information about Cimpress and the performance of our business;
•Cimpress’ financial projections;
•Major changes in senior management; and
•Corporate acquisitions and other major transactions.
Trade means any transaction in a security, including the following:
•Buying, selling, or pledging a security;
•Exercising a share option;
•Buying, selling, or entering into derivative securities (such as put options, call options, forward contracts, collars, and other hedging transactions); and
•Converting or exercising convertible instruments.
Cimpress Securities means (1) any ordinary shares, preferred shares, or other securities issued by Cimpress; and (2) any securities of which the value is wholly or partly determined by the price of the Cimpress securities traded on Nasdaq or any other stock market. The securities described in (2) above are sometimes called “derivative securities,” and they include but are not limited to share options, restricted share units, performance share units, and other awards issued under Cimpress’ equity incentive plans, as well as put options, call options, forward contracts, collars, and other hedging transactions.
3. Do not engage in insider trading:
3.1 General rule. You shall not:
•Trade Cimpress Securities while you have Inside Information; or
•Trade another company’s securities while you have material, nonpublic information about that company that you learned through your work or duties for Cimpress.
3.2 Exceptions. The prohibitions in Section 3.1 do not apply to the following transactions:
•Trades under a binding contract, written plan, or specific instruction in accordance with the United States Securities and Exchange Commission’s Rule 10b5-1 (a “10b5-1 trading plan”). Such a 10b5-1 trading plan must (1) be in writing, (2) be reviewed by Cimpress’ Legal Department before its adoption, and (3) not be adopted during a Blackout Period or when you have Inside Information.
•With respect to equity awards granted under Cimpress’ equity incentive plans, exercises of share options, vesting and issuance of shares under restricted share units, and payout of shares under performance share units. However, you may not sell the acquired shares during any Blackout Period that applies to you (see Section 6) or if you have Inside Information.
•Private transactions that (1) do not involve Trades over Nasdaq or any other stock market anywhere in the world and (2) the General Counsel has approved in advance. If a transaction involves anyone to whom Section 7 below applies, then in addition to the General Counsel’s approval, the members of Cimpress’ Board of Directors who are not involved in the proposed transaction also need to approve the transaction in advance.
4. Do not tip or inform others or manipulate the market:
You shall not:
•Disclose to any other person any Inside Information, other than in the ordinary course of your work or duties for Cimpress and in accordance with Cimpress’ policies;
•Recommend or induce another person to Trade Cimpress Securities while you have Inside Information;
•Disclose to any other person any material, nonpublic information concerning another company that you learned in the course of your work or duties for Cimpress; or
•Disseminate false or misleading information about Cimpress for the purpose of manipulating the price of Cimpress Securities.
5. Do not engage in derivative transactions with respect to Cimpress Securities:
You shall not engage in any derivative or hedging transactions in Cimpress Securities, including but not limited to short sales (including short sales “against the box”), put options, call options, collars, futures contracts, forward contracts, swaps, and other derivative securities. However, this prohibition does not apply to your receipt or exercise of equity awards (if any) that Cimpress grants to you under its equity incentive plans.
6. Blackout Periods:
6.1 Timing of Blackout Periods.
You shall not Trade Cimpress Securities during the following “Blackout Periods”:
•Quarterly Blackout Periods: Quarterly Blackout Periods apply only to select team members of Cimpress who are notified by email. Each quarter, such team members are subject to a regular Blackout Period beginning two weeks before the end of the fiscal quarter and ending upon the completion of the second full trading day after the public announcement of Cimpress’ earnings for that quarter.

•Special Blackout Periods: In addition, Cimpress’ Board of Directors, Chief Executive Officer, Chief Financial Officer, or General Counsel may impose special Blackout Periods from time to time in light of particular events or developments affecting Cimpress.
6.2 Special Blackout Periods are confidential.
If Cimpress imposes a special Blackout Period because of a specific event or development, then you must not disclose to anyone who is not subject to the special Blackout Period, whether within or outside Cimpress, any information about the event or development or even the fact that there is a special Blackout Period in effect.
6.3 Exceptions.
The prohibition on trading Cimpress Securities during Blackout Periods does not apply to the exceptions listed in Section 3.2 of this policy.
7. Notices of Security Transactions:
7.1 This Section 7 applies only to the following people and entities:
•executive officers and members of the Board of Directors of Cimpress;
•family members of the individuals listed above who live in the same household with any of the individuals listed above and dependent children, no matter where they live, of the individuals listed above; and
•companies, trusts, and other entities over which any of the individuals listed above exercise control, including but not limited to entities of which any such individual is an executive officer, director, trustee, or major shareholder.
7.2 Notification Requirements. If you are covered by this Section 7, then you may not Trade Cimpress Securities, other than in an exempt transaction listed below in Section 7.3, unless:
•you notify Cimpress’ Chief Financial Officer or General Counsel before such transaction; and
•within one business day after the transaction, you also give Cimpress’ Legal Department a description of the details of the transaction, including the type of transaction that occurred (an open market purchase, a privately negotiated sale, an option exercise, etc.), the date of the transaction, the number of shares covered by the transaction, the purchase or sale price (if applicable), and the identity of the person(s) or entity(ies) that effected the transaction. For purposes of this Section 7.2, a transaction is deemed to occur at the time the person or entity becomes irrevocably committed to it; in the case of an open market purchase or sale, this occurs when the Trade is executed (not when it settles).

7.3 Exceptions.
•You are not required to comply with the notification requirements of Section 7.2 for your acquisition of Cimpress Securities pursuant to a share split, share dividend, or pro rata distribution to Cimpress’ shareholders.
•You are not required to comply with the prior notification requirement of Section 7.2 (first bullet point of the above section) for Trades made under a 10b5-1 trading plan, as described in Section 3.2 above. However, you do need to comply with the second bullet point of Section 7.2 and notify Cimpress’ Legal Department immediately after those Trades are executed.
8. Penalties for Violation:
Violation of this policy is grounds for disciplinary action by Cimpress, up to and including termination of your employment or suspension from or recommendation for removal of a member of the Board of Directors. United States securities laws impose severe sanctions on individuals who violate these rules.
9. General:
9.1 Amendments and Waivers. Cimpress’ Board of Directors may adopt resolutions to modify, waive, or make any exception to any provision of this policy.
9.2 Questions? You may contact Matthew Walsh, General Counsel, or Kathryn Leach, Associate General Counsel, with questions about this Insider Trading Policy.
9.3 Assistance to Section 16 Reporters. If requested, Cimpress shall provide reasonable assistance to the members of the Board of Directors and its executive officers in connection with the filing of Forms 3, 4, and 5 under Section 16 of the United States Securities Exchange Act of 1934. However, it is your responsibility to ensure that all required filings are made in a timely manner; Cimpress’ assistance or advice does not in any way reduce your own responsibilities.

Last updated: April 2023

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